Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to (i) the use of the name Netherland, Sewell, & Associates, Inc., the reference to our reserves report for Concho Resources Inc. (the “Company”) dated January 20, 2011, and the use of information contained therein in the Company’s annual report and in Form 10-K to be filed on or about February 25, 2011, and (ii) inclusion of our summary report dated January 20, 2011, included in the Form 10-K to be filed on or about February 25, 2011, as Exhibit 23.3.
We hereby further consent to the incorporation by reference in the Registration Statements on (i) Form S-8 (file no. 333-145791), (ii) Form S-3 (file no. 333-154737), (iii) Form S-3 (file no. 333-161809) and (iv) Form S-3 (file no. 333-170941) of such information.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ G. Lance Binder
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas
February 25, 2011